Free Writing Prospectus
Filed pursuant to Rule 433
Relating to
Preliminary Prospectus Supplement dated March 11, 2025 to
Prospectus dated February 24, 2023
Registration Statement No. 333-270011

J.B. Hunt Transport Services, Inc.
$750,000,000 4.900% Senior Notes due 2030 (the “Notes”)

PRICING TERM SHEET
Dated March 11, 2025

Issuer:	J.B. Hunt Transport Services, Inc.
Guarantor:	J.B. Hunt Transport, Inc.
Title of Securities:	4.900% Senior Notes due 2030
Expected Ratings:*	Baa1 (Stable) / BBB+ (Stable) (Moody’s / S&P)
Securities Type:	SEC-registered
Principal Amount Offered:	$750,000,000
Trade Date:	March 11, 2025
Settlement Date (T+2)**:	March 13, 2025
Maturity Date:	March 15, 2030
Benchmark Treasury:	4.000% UST due February 28, 2030
Benchmark Treasury Price / Yield:	100-00¼ / 3.998%
Spread to Benchmark Treasury:	+95 bps
Interest Rate:	4.900%
Yield to Maturity:	4.948%
Interest Payment Dates:	Semi-annually on March 15 and September 15, starting on September 15, 2025, and ending on the Maturity Date
Price to Public:	99.789%
Optional Redemption:
Make-Whole Call:	At any time prior to February 15, 2030 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps
Par Call:	On or after February 15, 2030 at 100%
CUSIP:	445658 CG0
ISIN:	US445658CG02

Use of Proceeds:

Net proceeds will be used to repay a term loan with a principal balance of $500,000,000 that accrues interest at 5.539% and that matures on September 27, 2025, as to which the Issuer’s operating subsidiary, J. B. Hunt Transport, Inc. is the principal obligor and the Issuer is the guarantor. Any net proceeds remaining will be used for general corporate purposes.

Denominations:	$2,000 x $1,000
Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC BofA Securities, Inc. Truist Securities, Inc. PNC Capital Markets LLC Regions Securities LLC
Co-Managers	BOK Financial Securities, Inc. Comerica Securities, Inc. Commerce Brokerage Services, Inc. Huntington Securities, Inc. Morgan Stanley & Co. LLC

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note:

It is expected that delivery of the Notes will be made to investors on or about March 13, 2025, which will be the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the delivery of the Notes should consult their advisors.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

This pricing term sheet supplements, and should be read in conjunction with, J.B. Hunt Transport Services, Inc.’s preliminary prospectus supplement dated March 11, 2025 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated February 24, 2023 and the documents incorporated and deemed to be incorporated by reference therein.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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